UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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Aerojet Rocketdyne Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

STEEL PARTNERS HOLDINGS L.P.

SPH GROUP HOLDINGS LLC

SPH GROUP LLC

STEEL PARTNERS HOLDINGS GP INC.

WEBFINANCIAL HOLDING CORPORATION

STEEL EXCEL, INC.

STEEL PARTNERS LTD.

WARREN G. LICHTENSTEIN

JAMES R. HENDERSON

Tina W. Jonas

JOANNE M. MAGUIRE

AUDREY A. MCNIFF

AIMEE J. NELSON

Mark A. Tucker

MARTIN TURCHIN

Vice Admiral Mathias W. Winter, USN (RET.)

HEIDI R. WOOD

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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On June 17, 2022, Warren G. Lichtenstein, Executive Chairman of Aerojet Rocketdyne Holdings, Inc., issued the following press release:

Aerojet Rocketdyne Executive Chairman Warren Lichtenstein Comments on Court Victory with Finding that CEO Eileen Drake Acted Unlawfully

Delaware Court Rules Ms. Drake Knowingly Acted Without Proper Authority and Misused Corporate Resources to Support Board Takeover Efforts

Court Orders Rare Corrective Disclosures Forcing Formal Retraction of False and Misleading Statements Ms. Drake and Her Three Boardroom Allies Caused the Company to Make

Questions How Shareholders, Customers and Employees Can Trust Ms. Drake and Her Hand-Picked Board When She is the Only CEO in Recent Memory Found to Have Acted Unlawfully by Misappropriating Company Assets and Making Misleading Disclosures

Urges Shareholders to Vote on the GREEN Proxy Card to Elect Chairman’s Refreshed Slate of Eight Highly Qualified Nominees, Which Possesses the Right CEO and a Superior Strategy

NEW YORK--(BUSINESS WIRE)--Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) (“Aerojet Rocketdyne” or the “Company”) Executive Chairman Warren Lichtenstein, who collectively with his affiliates and the participants in his solicitation owns approximately 5.6% of the Company's outstanding shares, issued the below statement in connection with his campaign to elect a recently refreshed slate of highly qualified candidates to the Company’s Board of Directors (the “Board”) at a special meeting of shareholders (the “Special Meeting”) on June 30, 2022.

Key points from Vice Chancellor Lori W. Will’s ruling include the following:

•	The Delaware Court of Chancery (the “Court”) found that Eileen Drake improperly and unlawfully used Company resources against half the Board, including bringing litigation against them utilizing corporate funds. Vice Chancellor Will wrote that “The defendants were not permitted to act on the Company’s behalf in an election contest involving competing halves of the Board” and noted that “The defendants do not refute that the challenged actions were taken without Board Approval.”

•	The Court found that Ms. Drake violated its Temporary Restraining Order (“TRO”), and then falsely testified to the contrary. The Court concludes: “…the plaintiffs succeeded on the merits of their claims.” The Court rejected Ms. Drake’s trial testimony that she did not violate the TRO, thereby concluding that Ms. Drake’s sworn testimony to the contrary was false. For example, the Court wrote that “Drake testified that Aerojet did not meaningfully facilitate the transfer of Aerojet shares into her personal Computershare account. She claims that she did nothing more than ask for Aerojet employees to provide ministerial assistance in unlocking her Computershare password. The evidence indicates greater support was provided by the Company.”

•	The Court ordered corrective disclosures – a rare move in such a situation. The ruling states that “[l]est there be any doubt about the propriety of the February 1 Press Release and February 2 Disclosures, however, corrective disclosures must issue in the form of a press release and a corresponding Form 8-K”…“The disclosure should retract the statements in the February 1 Press Release, state that neither the February 1 Press Release nor February 2 Disclosures were authorized by the Board, and explain that the Company takes no position on the outcome of the pending director election.”

•	The Court found that Mr. Lichtenstein is not an “activist,” an “insurgent” or a “threat” to the Company. The ruling noted that “[c]orporate democracy is not an attack.” Further, the Court wrote that “Steel, which has held a position in Aerojet (or its predecessor) since 2000, cannot be described as an archetypal ‘activist.’”

•	The Court found that Ms. Drake unlawfully sought to rig the election. Rather than trust shareholders to make an informed decision in a fair election contest, Ms. Drake misappropriated the Company’s name and assets in an unlawful effort to falsely discredit Mr. Lichtenstein. As the Court explained: “The Company, which is necessarily guided by the Board, could not (and cannot) take sides pending the outcome of the election. To hold that one stockholder-nominated slate comprising half of the incumbent directors can advantage itself with access to the company’s name, funds, and employees because it includes management would unfairly tip the scales in that slate’s favor.” The Court also found that Ms. Drake’s efforts “were unauthorized”; that Ms. Drake and her Board allies could not “deploy the company’s resources in support of their slate or to discredit the [Lichtenstein] slate”; and that declaratory, injunctive and corrective relief is required to undo the harm caused by Ms. Drake’s unlawful actions.

•	The Court found that Ms. Drake weaponized the internal investigation of Mr. Lichtenstein in order to impugn his credibility. The Court wrote: “[e]ven if management believed that the law required disclosure of the investigation, the [February 1] press release went well beyond disclosing the fact of the investigation.” According to the Vice Chancellor, “the weight of the evidence indicates that [the February 1 press release] was a negotiating lever to pressure Lichtenstein to withdraw his slate.”

•	The Court found that Mr. Lichtenstein made no effort to interfere with the investigation into Ms. Drake’s contrived claims of harassment and breach of fiduciary duty. The Court concluded “[D]efendants’ argument that the Company was not required to remain neutral because Lichtenstein was motivated by a unique conflict of ‘freezing’ the Investigation is unsuccessful. In terms of the Investigation, Lichtenstein was cooperative. There is no evidence that he attempted to interfere with it reaching its conclusion. Lichtenstein also proposed that his spot on the Board could be taken by another Steel representative if the Non-Management Committee’s recommendations called for him to step down.” Vice Chancellor Will also noted that “I have not found that the plaintiffs endeavored to force the Board to guarantee Lichtenstein’s seat on the board regardless of the outcome of the Investigation. Nor have I found that Lichtenstein was motivated by a singular goal of ousting senior management.”

Mr. Lichtenstein commented:

“Since the onset of this contest, I have said that shareholders should focus on credibility and vision to inform their voting decisions. I question how any shareholder can see Ms. Drake as remotely credible now that she has been found to have violated a Court order, misused corporate resources and made misleading disclosures that require correction. Moreover, I doubt that any of Aerojet Rocketdyne’s customers and employees – many of whom have made public complaints over the past 18 months – will be able to take Ms. Drake at her word going forward. Indeed, Ms. Drake said she was ‘extremely pleased by the opinion’ in a press release last night, effectively validating my view that she is more focused on spin than sincerity. It is hard to imagine how anyone could be pleased when the premier business court in the country rules against them.

There was a time when Ms. Drake was a credible corporate executive, but everything changed when she saw the opportunity to obtain a more than $25 million change-in-control payment through a sale of the Company. This is why I have invested millions of dollars of my own money in a campaign to protect all shareholders by effecting boardroom refreshment and installing a high-integrity CEO in Mark Tucker. The Court’s decision reinforces that it is time for a new day at Aerojet Rocketdyne.”

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Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Steel Partners Holdings L.P.’s (“SPLP”) current expectations and projections about its future results, performance, prospects and opportunities. SPLP identifies these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," "will" and similar expressions. These forward-looking statements are based on information currently available to SPLP and are subject to risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, the adverse effects of the COVID-19 pandemic to SPLP’s business, results of operations, financial condition and cash flows; material weaknesses in SPLP’s internal control over financial reporting; fluctuations in crude oil and other commodity prices; substantial cash funding requirements that may be required in the future as a result of certain of SPLP’s subsidiaries’ sponsorship of defined benefit pension plans; significant costs, including remediation costs, as a result of complying with environmental laws or failing to comply with other extensive regulations, including banking regulations; the impact of climate change legislation or regulations restricting emissions of greenhouse gases on costs and demand for SPLP’s services; impacts to SPLP’s liquidity or financial condition as a result of legislative and regulatory actions; SPLP’s ability to maintain sufficient cash flows from operations or through financings to meet its obligations under its senior credit facility; risks associated with SPLP’s business strategy of acquisitions; losses sustained in SPLP’s investment portfolio; the impact of interest rates on SPLP’s investments, such as increased interest rates or the use of a SOFR based interest rate in SPLP’s credit facilities; reliance on the intellectual property owned by others and SPLP’s ability to protect its own intellectual property and licenses; risks associated with conducting operations outside of the United States, including changes in trade policies and the costs or limitations of acquiring materials and products used in SPLP’s operations; risks of litigation; impacts to SPLP’s WebBank business as a result of the highly regulated environment in which it operates, as well as the risk of litigation regarding the processing of PPP loans and the risk that the SBA may not fund some or all PPP loan guaranties; potentially disruptive impacts from economic downturns in various sectors; loss of customers by SPLP’s subsidiaries as a result of not maintaining long-term contracts with customers; risks related to SPLP’s key members of management and the senior leadership team; SPLP’s agreement to indemnify its manager pursuant to its management agreement, which may incentivize the manager to take unnecessary risks; risks related to SPLP’s common and preferred units, including potential price reductions for current unitholders if additional common or preferred units are issued, as well as the lack of an active market for SPLP’s units as a result of transfer restrictions contained in SPLP’s partnership agreement; the ability of SPLP’s subsidiaries to fully use their tax benefits; impacts as a result of changes in tax rates, laws or regulations, including U.S. government tax reform; labor disruptions as a result of vaccine mandated by the United States federal government. These statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of SPLP's filings with the SEC, including SPLP's Form 10-K for the year ended December 31, 2021, for information regarding risk factors that could affect SPLP's results. Any forward-looking statement made in this press release speaks only as of the date hereof. Except as otherwise required by law, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

Contacts

Longacre Square Partners

Greg Marose / Joe Germani

gmarose@longacresquare.com / jgermani@longacresquare.com

Okapi Partners

Mark Harnett, 646-556-9350 / Christian Jacques

mharnett@okapipartners.com / cjacques@okapipartners.com